Exhibit 99.1
Newfield Provides Update on Woodford Shale Development
Recent Extended Lateral Completions Significantly Improve Capital Efficiency
FOR IMMEDIATE RELEASE
     Houston — December 3, 2007 — Newfield Exploration Company (NYSE:NFX) today provided an update on well results from recent extended lateral completions in its Woodford Shale Play, located in southeast Oklahoma’s Arkoma Basin.
     The Patterson 3H-31 recently commenced production at 10.3 MMcfe/d. This well is producing from a 4,240’ lateral with nine fracs and was drilled and completed for approximately $8.5 million.
     The Parker 3H-36 recently commenced production at 9.4 MMcfe/d. This well is producing from a 4,252’ lateral with nine fracs and was drilled and completed for approximately $7 million.
     The Tollett 3H-22 recently commenced production at 12 MMcfe/d. This well is producing from a 4,366’ lateral with nine fracs and was drilled and completed for approximately $7 million.
     To date, Newfield has drilled 10 wells with lateral lengths of 3,400’ or greater. With production information dating back as far as one year on one-third of this sample, Newfield is confident that these wells will have a significantly higher estimated ultimate recovery. The Company’s recent well results demonstrate that extended lateral completions have the potential to move finding and development costs toward $2 per Mcfe. Additional drilling and recent 3-D seismic data will be used to determine what percentage of the total acreage can be developed with extended lateral completions.
Woodford Facts:
•	Newfield has increased its position to 165,000 net acres. Approximately 85% of Newfield’s acreage in the core of the play is “held by production.”

•	Newfield’s current net production in the Woodford has doubled year-to-date to nearly 165 MMcfe/d.

•	Newfield has 13 operated rigs running in the play, with 11 rigs dedicated to development drilling.

•	Industry is running 44 rigs in the Woodford Play, spudding approximately 90 horizontal wells per quarter.

•	Newfield has now spud approximately 140 operated horizontal wells and has participated in nearly 60% of industry’s 400 horizontal wells.

•	By studying longer term production from a data set of nearly 100 operated horizontal wells, Newfield estimates that the average frac stage will ultimately recover approximately 600 MMcfe.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the deepwater Gulf of Mexico. The Company has international operations in Malaysia and China.
     **The statements set forth in this release regarding estimated or anticipated reserve recoveries and finding and development costs are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services and the availability of drilling rigs and other support services. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
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